EXHIBIT 99.1


Fredric J. Feldman Elected Chairman of Board At Premier Laser Systems

IRVINE, Calif.--(BUSINESS WIRE)--Jan. 5, 2000--Premier Laser Systems Inc. (Nasdaq 1/4NM:PLSIA) Wednesday announced that its board of directors elected Fredric J. Feldman, Ph.D., 59, as its chairman, replacing Colette Cozean, Ph.D., 40, who had served as chairman since 1992.

In electing Feldman, the board also removed Cozean as chief technology officer, a position she had held since the appointment of Michael J. Quinn as the company's president & chief executive officer in November 1999. Cozean remains a director; neither Feldman nor Cozean is an employee of the company.

Feldman was elected to the company's board in December 1998. He has been a consultant to numerous health care companies, investment banks and venture capital groups since 1992. He is currently CEO of Biex Inc., a company specializing in women's health; and prior to that he served as chairman and CEO of Oncogenetics Inc., a cancer diagnostics company; and as president and CEO of Microgenics Corp., a biotechnology company. He has held senior management positions in the United States and Europe in the medical device and diagnostics industry, including 14 years at Beckman Instruments. Feldman received a Ph.D. in analytical chemistry and an MS in inorganic chemistry from the University of Maryland, and a BS in chemistry from the City University of New York. He serves as a director for Ostex International Inc., SangStat Medical Corp., Orthologic Corp., and several private companies.

Quinn commented, "Premier has an excellent portfolio of patents and intellectual property, and numerous FDA clearances to market for a range of products. Its diagnostic products for ophthalmology are state-of-the-art. There are numerous challenges to face, but we are addressing diagnostic and therapeutic markets with large potential demand for well-designed and well-priced products. I look forward to working with Fred Feldman to sharpen our product focus and to improve the results of operations."

Premier Laser Systems develops, manufactures and markets diagnostic and therapeutic products for the eyecare, dentistry and surgical markets including lasers, fiber optic delivery systems and associated products for a variety of applications.

The statements in this release that relate to future events or performance, statements about potential results of operations, demand, growth, and market size are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties related to the development of markets for and commercial acceptance of the company's products and services, the availability of components, the availability of working capital, competitors' product introductions and other risks identified in the company's SEC filings. Actual results may differ from those described in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

CONTACT: Allen & Caron Inc Matt Clawson (investors) matt@allencaron.com Owen Daley (media) owen@allencaron.com 949/474-4300